Exhibit (a)(5)(C)
News Release

HOPE BANCORP ANNOUNCES COMPLETION OF 2.00% CONVERTIBLE SENIOR NOTES REPURCHASE PURSUANT TO CONTRACTUAL PUT RIGHT

LOS ANGELES – May 15, 2023 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE) announced today that the previously announced right of holders of its 2.00% Convertible Senior Notes due 2038 (CUSIP NUMBER 43940TAB5) (the “Notes”) to surrender their Notes for repurchase by the Company for cash pursuant to their option (the “Optional Put”) under the Indenture (the “Indenture”), dated as of May 11, 2018, between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee and paying agent, expired at 12:00 midnight New York City time on May 12, 2023, and the Notes were repurchased on May 15, 2023.

At the expiration of the Optional Put, $197,107,000 aggregate principal amount of Notes were validly surrendered and not validly withdrawn, and as such were repurchased by the Company on May 15, 2023. The repurchase of the Notes was funded by the Company’s available cash. After giving effect to the repurchase pursuant to the Optional Put, $444,000 aggregate principal amount of Notes remains outstanding.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean American bank in the United States with $20.6 billion in total assets as of March 31, 2023. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 53 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Alabama and Georgia. Bank of Hope also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, New York City, Northern California and Houston; commercial loan production offices in Northern California, Seattle and Tampa, Fla.; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses with an emphasis on commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. None of the information on or hyperlinked from the Company’s website is incorporated by reference herein.

Forward-Looking Statements

Some statements in this news release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, expectations regarding the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our business strategies, objectives and vision. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, the Company claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. The Company’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The risks and uncertainties include, but are not limited to: possible further deterioration in economic conditions in our areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying the Company’s allowances for credit losses; and regulatory risks associated with current and future regulations. For additional information concerning these and other risk factors, see the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other documents we file with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

Contact:

Julianna Balicka EVP & Chief Financial Officer 213-235-3235 julianna.balicka@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com